Exhibit 99.3

NEWS

Georgia Gulf Announces Additional Debt Forbearances

ATLANTA, GEORGIA — July 16, 2009- Georgia Gulf Corporation (the “Company”) (NYSE: GGC) announced that extensions of its forbearance agreements have now been entered into with the holders of over 79 percent of the Company’s 10.75% Senior Subordinated Notes due 2016 (the “2016 notes”). Earlier today, the Company had announced that it had entered into extensions to its forbearance agreements with holders of 26 percent of the 2016 notes, and that it was continuing to seek extensions of its forbearance agreements with other holders of its notes and from the lenders under its senior secured credit agreement, which forbearance agreements expired July 15, 2009.

The forbearance agreements provide for the Company to continue to withhold the $34.5 million of interest payments due April 15, 2009 on the Company’s 9.5% Senior Notes due 2014 (the “2014 Notes”) and the 2016 notes and the $3.6 million interest payment due June 15, 2009 on the 7.125% Senior Notes due 2013.

The Company has now entered into extensions to the forbearance agreements with a sufficient number of additional holders of its 2016 notes to comprise the requisite percentage thereof to ensure that such indebtedness may not be accelerated under the indentures for such notes by the holders thereof prior to the earlier of and the first day on which (i) the indebtedness under any issue of the notes is accelerated; (ii) any other remedies with respect to any issue of notes are exercised; (iii) the requisite lenders under the senior secured credit agreement accelerate indebtedness thereunder due to the interest payments being withheld by the Company or (iv) July 30, 2009.

CONTACT:

Martin Jarosick

Investor Relations

Georgia Gulf Corporation

770-395-4524